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                                  EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT
                        TO CERTIFICATE OF INCORPORATION
                                      OF
                             INFERENCE CORPORATION

                        (PURSUANT TO SECTION 242 OF THE
               GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

   Inference Corporation, a Delaware corporation (the "Corporation"), does hereby certify that:

          1. The first paragraph of Article Fourth of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

          The Corporation is authorized to issue three classes of capital stock, designated Class A Common Stock, Class B Common Stock and Preferred Stock. The total number of shares of stock which the Corporation shall have authority to issue is Twenty-Nine Million (29,000,000) shares, consisting of Twenty-Five Million (25,000,000) shares of Class A Common Stock, par value $.01 (the "Class A Common Stock"), Two Million (2,000,000) shares of Class B Common Stock, par value $.01 (the "Class B Common Stock"), and Two Million (2,000,000) shares of Preferred Stock, par value $.01 (the "Preferred Stock"). The Class A Common Stock and the Class B Common Stock are collectively referred to herein as the "Common Shares."

          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 25th day of August, 1997.

                                    INFERENCE CORPORATION


                                    By:      /s/ Peter R. Tierney
                                             -------------------------
                                             Peter R. Tierney, President


Attest:


/s/ William D. Griffin
- --------------------------------
William D. Griffin, Secretary

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